Exhibit 10.5

CANADIAN SECOND LIEN SECURITY AGREEMENT

By

NORCRAFT CANADA CORPORATION,

as Guarantor,

and

THE OTHER GUARANTORS FROM TIME TO TIME PARTY HERETO,

as Guarantors

and

U.S. BANK NATIONAL ASSOCIATION

as Collateral Agent

Dated as of December 9, 2009

i

EXHIBIT 1	Form of Second Lien Issuer’s Acknowledgment
EXHIBIT 2	Form of Second Lien Securities Pledge Amendment
EXHIBIT 3	Form of Joinder Agreement
EXHIBIT 4	Form of Control Agreement Concerning Securities Accounts
EXHIBIT 5	Form of Control Agreement Concerning Deposit Accounts
EXHIBIT 6	Form of Second Lien Copyright Security Agreement
EXHIBIT 7	Form of Second Lien Patent Security Agreement
EXHIBIT 8	Form of Second Lien Trademark Security Agreement

EXHIBIT 9	Form of Bailee’s Letter
EXHIBIT 10	Form of Landlord Access Agreement
EXHIBIT 11	Form of Permitted Additional Secured Party Joinder

CANADIAN SECOND LIEN SECURITY AGREEMENT

This CANADIAN SECOND LIEN SECURITY AGREEMENT dated as of December 9, 2009 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this “Agreement”) made by NORCRAFT CANADA CORPORATION, a Nova Scotia unlimited liability company (the “Canadian Guarantor”), and THE GUARANTORS FROM TIME TO TIME PARTY HERETO BY EXECUTION OF A JOINDER AGREEMENT (the “Guarantors”), as pledgors, assignors and debtors (the Canadian Guarantor, together with the Guarantors, in such capacities and together with any successors in such capacities, are hereinafter referred to as the “Pledgors,” and each, a “Pledgor”), in favour of U.S. BANK NATIONAL ASSOCIATION, in its capacity as collateral agent, as pledgee, assignee and secured party (in such capacities and together with any successors in such capacities, the “Collateral Agent”) for the benefit of the Secured Parties (as defined below), and acknowledged and agreed to by, (i) U.S. Bank, National Association on its behalf solely in its capacity as trustee (the “Trustee”) and on behalf of the holders of the Notes (as defined below) and (ii) each other Authorized Representative (as hereinafter defined), from time to time, for any Permitted Additional Pari Passu Obligations with respect to which a Permitted Additional Secured Party Joinder has been delivered to the Collateral Agent and the other Authorized Representatives in accordance with Section 12.1.

R E C I T A L S :

A. Pursuant to that certain indenture (the “Indenture”) dated as of December 9, 2009 by and among the Issuers, the Canadian Guarantor and the Trustee, the Issuers are issuing $180,000,000 aggregate principal amount of their 10 1/ 2% Senior Secured Second Lien Notes due 2015 (the “Initial Notes” and together with any Additional Notes and Exchange Notes, the “Notes”).

B. Each Guarantor has, pursuant to the Indenture, unconditionally guaranteed on a senior secured basis to the Secured Parties the payment when due of all Notes Obligations (as defined below).

C. From time to time after the date hereof, the Issuers may, subject to the terms and conditions of the Indenture and the Security Documents, incur additional Indebtedness, which is pari passu in right of payment to the Notes, that the Issuers and the other Pledgors desire to secure on a pari passu basis with the Notes.

D. The Issuers and each Guarantor will receive substantial benefits from the execution, delivery and performance of the obligations under the Indenture, the Security Documents and the Notes and each is, therefore, willing to enter into this Agreement.

E. This Agreement is given by each Pledgor in favour of the Collateral Agent for the benefit of the Secured Parties (as hereinafter defined) to secure the payment and performance of all of the Secured Obligations.

F. It is a condition to the issuance of the Notes that each Pledgor execute and deliver the applicable Security Documents, including this Agreement.

G. In order to secure the obligations under the First Lien Credit Agreement (as hereinafter defined), the Pledgors have previously granted to the First Lien Collateral Agent (as hereinafter defined) for the benefit of the holders of obligations under the First Lien Credit Agreement and certain other secured parties, a first priority security interest in the Pledged Collateral, it being understood that the relative rights and priorities of the grantees in respect of the Pledged Collateral are governed by the Intercreditor Agreement.

A G R E E M E N T :

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Pledgor and the Collateral Agent hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1 Definitions.

(a) Unless otherwise defined herein or in the Indenture, terms used herein that are defined in the PPSA shall have the meanings assigned to them in the PPSA; provided that in any event, the following terms shall have the meanings assigned to them in the PPSA:

“Accounts”; “Chattel Paper”; “Consumer Goods”; “Futures Account”; “Futures Contract”; “Entitlement Order”; “Financial Asset”; “Futures Intermediary”; “Document of Title”; “Equipment”; “Financial Asset”; “Goods”; “Intangible”; “Inventory”; “Investment Property”; “Money”; “Proceeds”; “Securities Account”; “Securities Intermediary”; “Security”; and “Security Entitlement”.

(b) Terms used but not otherwise defined herein that are defined in the Indenture shall have the meanings given to them in the Indenture.

(c) The following terms shall have the following meanings:

“Account Debtor” shall mean each person who is obligated on a Receivable or Supporting Obligation related thereto.

“Agreement” shall have the meaning assigned to such term in the Preamble hereof.

“Authorized Representative” shall mean (i) the Collateral Agent for so long as the Notes are Secured Obligations hereunder and (ii) any other trustee, agent or representative designated as an “Authorized Representative” for any Permitted Additional Secured Parties in a Permitted Additional Secured Party Joinder delivered to the Collateral Agent and the other Authorized Representatives in accordance with Section 12.1 for so long as the Permitted Additional Pari Passu Obligations for which such party is serving in such capacity constitutes Secured Obligations hereunder; provided that so long as there are no Permitted Additional Pari Passu Obligations, the Collateral Agent will be deemed to be the only Authorized Representative for the Secured Parties.

“Bailee Letter” shall be an agreement in form substantially similar to Exhibit 9 hereto.

“Bank” means a person engaged in the business of banking and includes a savings bank, savings and loan association, credit union, and trust company.

“Canadian Guarantor” shall have the meaning assigned to such term in the Preamble hereof.

“Collateral Agent” shall have the meaning assigned to such term in the Preamble hereof.

“Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Pledged Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Commodity Account Control Agreement” shall mean a control agreement in a form that is reasonably satisfactory to the Collateral Agent establishing the Collateral Agent’s Control with respect to any Commodity Account.

“Contracts” shall mean, collectively, with respect to each Pledgor, all sale, service, performance, equipment or property lease contracts, agreements and grants and all other contracts, agreements or grants (in each case, whether written or oral, or third party or intercompany), between such Pledgor and any third party, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.

“Control” shall mean (i) in the case of any Security Entitlement, control in the manner provided under sections 25 and 26 of the STA, and (ii) in the case of any Futures Contract, control in the manner provided under subsection 1(2) of the PPSA.

“Control Agreements” shall mean, collectively, the Deposit Account Control Agreement, the Securities Account Control Agreement and the Futures Account Control Agreement.

“Copyright Security Agreement” shall mean an agreement substantially in the form of Exhibit 6 hereto.

“Copyrights” shall mean, collectively, with respect to each Pledgor, all copyrights (whether statutory or common law, whether established or registered in Canada, the United States or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished) and all copyright registrations and applications made by such Pledgor, in each case, whether now owned or hereafter created or acquired by or assigned to such Pledgor, together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of such copyrights, (ii) reissues, renewals, continuations and extensions thereof and amendments thereto, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

“Default” shall mean any Default or default under any Secured Agreement.

“Deposit Account Control Agreement” shall mean an agreement substantially in the form of Exhibit 5 hereto or such other form that is reasonably satisfactory to the Collateral Agent with respect to any Deposit Account.

“Deposit Accounts” shall mean, collectively, with respect to each Pledgor, (i) all demand, time savings, passbook or similar account maintained with a Bank and in any event shall include the LC Account and all accounts and sub-accounts relating to any of the foregoing accounts and (ii) all cash, funds, checks, notes and instruments from time to time on deposit in any of the accounts or sub-accounts described in clause (i) of this definition.

“Discharge of First Lien Debt” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Distributions” shall mean, collectively, with respect to each Pledgor, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Securities, from time to time received, receivable or otherwise distributed to such Pledgor in respect of or in exchange for any or all of the Pledged Securities or Intercompany Notes.

“Event of Default” shall mean any Event of Default or event of default under any Secured Agreement.

“Excluded Deposit Account” shall mean any Deposit Account (i) for which all or substantially all of the funds on deposit are used solely to fund payroll, 401(k) and other retirement plans and employee benefits or health care benefits or (ii) holding at all times less than $50,000 individually or $250,000 in the aggregate, together with all such other Deposit Accounts excluded pursuant to this clause (ii).

“First Lien Collateral Agent” shall have the meaning ascribed to the term “First Lien Agent” in the Intercreditor Agreement.

“First Lien Credit Agreement” shall mean that certain credit agreement dated as of December 9, 2009 (as the same may be further amended, restated, supplemented, or otherwise modified) among the Issuer, Norcraft Intermediate Holdings, L.P. and the other guarantors party thereto, as guarantors, and the First Lien Collateral Agent.

“Fixtures” shall mean goods that have become so related to particular real property that an interest in them arises under real property law.

“Futures Account Control Agreement” shall mean a control agreement in a form that is reasonably satisfactory to the Administrative Agent establishing the Collateral Agent’s Control with respect to any Futures Account.

“General Intangibles” shall mean, collectively, with respect to each Pledgor, all Intangibles of such Pledgor and, in any event, shall include (i) all of such Pledgor’s rights, title and interest in, to and under all Contracts and insurance policies (including all rights and remedies relating to monetary damages, including indemnification rights and remedies, and claims for damages or other relief pursuant to or in respect of any Contract), (ii) all know-how and warranties relating to any of the Pledged Collateral or the Mortgaged Property, (iii) any and all other rights, claims, choses-in-action and causes of action of such Pledgor against any other person and the benefits of any and all collateral or other security given by any other person in connection therewith, (iv) all guarantees, endorsements and indemnifications on, or of, any of the Pledged Collateral or any of the Mortgaged Property, (v) all lists, books, records, correspondence, ledgers, printouts, files (whether in printed form or stored electronically), tapes and other papers or materials containing information relating to any of the Pledged Collateral or any of the Mortgaged Property, including all customer or tenant lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, appraisals, recorded knowledge, surveys, studies, engineering reports, test reports, manuals, standards, processing standards, performance standards, catalogs, research data, computer and automatic machinery software and programs and the like, field repair data, accounting information pertaining to such Pledgor’s operations or any of the Pledged Collateral or any of the Mortgaged Property and all media in which or on which any of the information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data, (vi) all licenses, consents, permits, variances, certifications, authorizations and approvals, however characterized, now or hereafter acquired or held by such Pledgor, including building permits, certificates of occupancy, environmental certificates, industrial permits or licenses and certificates of operation and (vii) all rights to reserves, deferred payments, deposits, refunds, indemnification of claims and claims for tax or other refunds against any Governmental Authority.

“Goodwill” shall mean, collectively, with respect to each Pledgor, the goodwill connected with such Pledgor’s business including all goodwill connected with (i) the use of and symbolized by any Trademark or Intellectual Property License with respect to any Trademark in which such Pledgor has any interest, (ii) all know-how, trade secrets, customer and supplier lists, proprietary information, inventions, methods, procedures, formulae, descriptions, compositions, technical data, drawings, specifications, name plates, catalogs, confidential information and the right to limit the use or disclosure thereof by any person, pricing and cost information, business and marketing plans and proposals, consulting agreements, engineering contracts and such other assets which relate to such goodwill and (iii) all product lines of such Pledgor’s business.

“Governmental Authority” means the government of Canada or any other nation, or of any political subdivision thereof, whether provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantors” shall have the meaning assigned to such term in the Preamble hereof.

“Indenture” shall have the meaning assigned to such term in Recital A hereof.

“Initial Notes” shall have the meaning assigned to such term in Recital A hereof.

“Instruments” shall mean, collectively, with respect to each Pledgor, all Instruments and shall include all promissory notes, drafts, bills of exchange or acceptances.

“Intellectual Property Collateral” shall mean, collectively, the Patents, Trademarks, Copyrights, Intellectual Property Licenses and Goodwill.

“Intellectual Property Licenses” shall mean, collectively, with respect to each Pledgor, all license and distribution agreements with, and covenants not to sue, any other party with respect to any Patent, Trademark or Copyright or any other patent, trademark or copyright, whether such Pledgor is a licensor or licensee, distributor or distributee under any such license or distribution agreement, together with any and all (i) renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements or violations thereof, (iii) rights to sue for past, present and future infringements or violations thereof and (iv) other rights to use, exploit or practice any or all of the Patents, Trademarks or Copyrights or any other patent, trademark or copyright.

“Intercompany Notes” shall mean, with respect to each Pledgor, all intercompany notes described in Schedule 11 to the Perfection Certificate and intercompany notes hereafter acquired by such Pledgor and all certificates, instruments or agreements evidencing such intercompany notes, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof to the extent permitted pursuant to the terms hereof.

“Intercreditor Agreement” shall mean that certain intercreditor agreement dated as of December 9, 2009 (as amended, modified, supplemented or restated and in effect from time to time) among the Issuers, the Canadian Guarantor, Norcraft Intermediate Holdings, L.P., the Collateral Agent and the First Lien Collateral Agent, as control agent.

“Joinder Agreement” shall mean an agreement substantially in the form of Exhibit 3 hereto.

“Landlord Access Agreement” shall mean a Landlord Access Agreement, substantially in the form of Exhibit 10 hereto, or such other form as may be reasonably acceptable to the Collateral Agent (it being understood that any form deemed reasonably acceptable to the First Lien Collateral Agent shall be deemed reasonably satisfactory to the Collateral Agent).

“LC Account” shall mean any account established and maintained in accordance with the provisions of the First Lien Credit Agreement or any similar account maintained under any document relating to Credit Facility Obligations and all property from time to time on deposit in such LC Account.

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Material Intellectual Property Collateral” shall mean any Intellectual Property Collateral that is material (i) to the use and operation of the Pledged Collateral or Mortgaged Property or (ii) to the business, results of operations, prospects or condition, financial or otherwise, of any Pledgor.

“Mortgage” shall have the meaning given to such term in the Indenture.

“Mortgaged Property” shall mean collectively, (i) owned Real Property identified as “Canadian Mortgaged Property” on Schedule 8(a) to the Perfection Certificate, (ii) each fee interest in Real Property acquired by any Issuer or any Guarantor after the Issue Date that does not constitute Excluded Property and (iii) any other interest in Real Property that secures the Credit Facility Obligations.

“Note Guarantee” means the guarantee by each Guarantor of the Issuers’ payment obligations under the Indenture and the Notes, executed pursuant to the Indenture.

“Notes” shall have the meaning assigned to such term in Recital A hereof.

“Notes Obligations” shall mean all obligations, liabilities and indebtedness (including, without limitation, principal, premium, interest (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Pledgor at the rate provided for in the respective documentation, whether or not such claim for post-petition interest is allowed in any such proceeding)) owing to the Collateral Agent, the Trustee and the Notes Secured Parties, under the Notes, the Indenture, the Note Guarantees and the Security Documents and the due performance and compliance by the Pledgors with all of the terms, conditions and agreements contained in the Notes, the Indenture and in Security Documents.

“Notes Secured Parties” shall mean the holders of the Notes and the Trustee.

“Obligations” shall mean the (i) Notes Obligations, (ii) any and all sums advanced by the Collateral Agent in accordance with the Indenture or any of the Security Documents in order to preserve the Pledged Collateral or Mortgaged Property or preserve its security interest in, or Lien on, the Pledged Collateral or Mortgaged Property and (iii) in the event of any proceedings for the collection or enforcement of any indebtedness, obligations or liabilities of the Pledgors referred to in clause (i) above, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Pledged Collateral or Mortgaged Property, or of any exercise by the Collateral Agent of its rights hereunder, or under any other Security Document, together with reasonable attorneys’ fees and court costs.

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

“Patents” shall mean, collectively, with respect to each Pledgor, all patents issued or assigned to, and all patent applications and registrations made by, such Pledgor (whether established or registered or recorded in Canada, the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

“Patent Security Agreement” shall mean an agreement substantially in the form of Exhibit 7 hereto.

“Perfection Certificate” shall mean that certain perfection certificate dated the date hereof, executed and delivered by each Pledgor in favour of the Collateral Agent for the benefit of the Secured Parties, and each other Perfection Certificate (which shall be in form and substance reasonably acceptable to the Collateral Agent, it being understood that any form deemed reasonably acceptable by the First Lien Collateral Agent shall be deemed reasonably acceptable to the Collateral Agent) executed and delivered by the applicable Guarantor in favour of the Collateral Agent for the benefit of the Secured Parties contemporaneously with the execution and delivery of each Joinder Agreement executed in accordance with Section 3.5 hereof.

“Permitted Additional Pari Passu Debt Documents” means any document or instrument executed and delivered with respect to any Permitted Additional Pari Passu Obligations.

“Permitted Additional Pari Passu Obligations” shall have the meaning assigned to such term in Section 12.1.

“Permitted Additional Secured Parties” shall mean the holders from time to time of Permitted Additional Pari Passu Obligations and the Authorized Representative for any such Permitted Additional Pari Passu Obligations.

“Permitted Additional Secured Party Joinder” shall mean a completed additional secured party joinder in the form of Exhibit 11 hereto.

“Permitted Collateral Liens” shall have the meaning assigned to such term in the Indenture and shall also include any Liens granted pursuant to any First Lien Security Document or any Second Lien Security Document.

“Pledge Amendment” shall have the meaning assigned to such term in Section 5.1 hereof.

“Pledged Collateral” shall have the meaning assigned to such term in Section 2.1 hereof.

“Pledged Securities” shall mean, collectively, with respect to each Pledgor, (i) all issued and outstanding Equity Interests of each issuer set forth on Schedule 10(a) to the Perfection Certificate as being owned by such Pledgor and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer acquired by such Pledgor (including by issuance), together with all rights, privileges, authority and powers of such Pledgor relating to such Equity Interests in each such issuer or under any Organizational Document of each such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such Equity Interests, (ii) all Equity Interests of any Subsidiary, which Equity Interests are hereafter acquired by such Pledgor (including by issuance) and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such Subsidiary acquired by such Pledgor (including by issuance), together with all rights, privileges, authority and powers of such Pledgor relating to such Equity Interests or under any Organizational Document of any such Subsidiary, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such Equity Interests, from time to time acquired by such Pledgor in any manner, and (iii) all Equity Interests issued in respect of the Equity Interests referred to in clause (i) or (ii) upon any consolidation or merger of any issuer of such Equity Interests.

“Pledgor” shall have the meaning assigned to such term in the Preamble hereof.

“PPSA” shall mean the Personal Property Security Act (Ontario), together with any regulations thereunder, in each case as in effect from time to time. References to sections of the PPSA shall be construed to also refer to any successor sections.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables” shall mean all (i) Accounts, (ii) Chattel Paper, (iii) Intangibles, (iv) General Intangibles, (v) Instruments and (vi) to the extent not otherwise covered above, all other rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, regardless of how classified under the PPSA together with all of Pledgors’ rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all books and records relating thereto.

“Requirements of Law” shall mean, collectively, any and all applicable requirements of any Governmental Authority including any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes or case law.

“Receiver” means a receiver, a manager or a receiver and manager.

“Second Lien Copyright Security Agreement” shall mean an agreement substantially in the form of Exhibit 6 hereto.

“Second Lien Patent Security Agreement” shall mean an agreement substantially in the form of Exhibit 7 hereto.

“Second Lien Trademark Security Agreement” shall mean an agreement substantially in the form of Exhibit 8 hereto.

“Second Priority” shall mean, with respect to any Lien purported to be created in any Pledged Collateral or Mortgaged Property pursuant to any Security Document, that such Lien is senior to all other liens other than Permitted Collateral Liens.

“Secured Agreements” shall mean the Indenture, the Notes, the Notes Guarantees and the Permitted Additional Pari Passu Debt Documents.

“Secured Obligations” shall mean (i) the Obligations and (ii) if any Permitted Additional Pari Passu Obligations are incurred, all obligations, liabilities and indebtedness (including, without limitation, principal, premium, interest (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Pledgor at the rate provided for in the respective documentation, whether or not such claim for post-petition interest is allowed in any such proceeding) owing to any holder of Permitted Additional Pari Passu Obligations (that has been designated as Permitted Additional Pari Passu Obligations pursuant to Section 12.1) under any Permitted Additional Pari Passu Documents.

“Secured Parties” shall mean, collectively, the Collateral Agent, the Notes Secured Parties and any Permitted Additional Secured Parties.

“Securities Account Control Agreement” shall mean an agreement substantially in the form of Exhibit 4 hereto or such other form that is reasonably satisfactory to the Collateral Agent establishing the Collateral Agent’s Control with respect to any Securities Account.

“Securities Collateral” shall mean, collectively, the Pledged Securities, the Intercompany Notes and the Distributions.

“Security Documents” means this Agreement, any Mortgages, the Intercreditor Agreement and all of the security agreements, pledges, collateral assignments, mortgages, deeds of trust, trust deeds or other instruments evidencing or creating or purporting to create any security interests in favour of the Collateral Agent for its benefit and for the benefit of any Secured Party, in all or any portion of the Pledged Collateral or Mortgaged Property, as amended, modified, restated, supplemented or replaced from time to time.

“STA” shall mean the Securities Transfer Act (Ontario), together with any regulations thereunder, in each case as in effect from time to time. References to sections of the STA shall be construed to also refer to any successor sections.

“Supporting Obligation” shall mean any Letter-of-Credit Right or secondary obligation that supports the payment or performance of an Account, Chattel Paper, Document of Title, Intangible, Instrument or Investment Property.

“Survey” shall mean a survey of any Mortgaged Property (and all improvements thereon) which is sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required by Section 3.4(a)(iii) and otherwise reasonably acceptable to the Collateral Agent (it being understood that any survey deemed reasonably acceptable to the First Lien Collateral Agent shall be deemed reasonably acceptable to the Collateral Agent).

“Title Company” shall mean any title insurance company as shall be retained by any Pledgor and reasonably acceptable to the Collateral Agent (it being understood that any title insurance company deemed reasonably acceptable to the First Lien Collateral Agent shall be deemed reasonably acceptable to the Collateral Agent).

“Trademark Security Agreement” shall mean an agreement substantially in the form of Exhibit 8 hereto.

“Trademarks” shall mean, collectively, with respect to each Pledgor, all trademarks (including service marks), slogans, logos, certification marks, trade dress, uniform resource locations (URL’s), domain names, corporate names and trade names, whether registered or unregistered, owned by or assigned to such Pledgor and all registrations and applications for the foregoing (whether statutory or common law and whether established or registered in Canada, the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of any trademarks, (ii) reissues, continuations, extensions and renewals thereof and amendments thereto, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future infringements thereof.

“Trustee” shall have the meaning assigned to such term in the Preamble hereof.

“ULC” means an issuer that is an unlimited company or unlimited liability company or any other incorporated entity whose shareholders or members have liability for obligations of the entity on winding up or in other circumstances.

“ULC Laws” means the Companies Act (Nova Scotia), the Business Corporations Act (Alberta), the Business Corporations Act (British Columbia) and any other present or future laws governing ULCs.

“ULC Shares” means those Pledged Securities consisting of shares in the capital stock of any ULC.

“U.S. Security Agreement” means the second lien security agreement dated the date hereof made by Norcraft Companies, L.P., Norcraft Finance Corp. and each of the guarantors listed on the signature pages thereto in favour of U.S. Bank National Association, as collateral agent, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

SECTION 1.2 Interpretation. The rules of interpretation specified in the Indenture (including Section 1.04 thereof) shall be applicable to this Agreement.

SECTION 1.3 Resolution of Drafting Ambiguities. Each Pledgor acknowledges and agrees that it was represented by counsel in connection with the execution and delivery hereof, that it and its counsel reviewed and participated in the preparation and negotiation hereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party (i.e., the Collateral Agent) shall not be employed in the interpretation hereof.

SECTION 1.4 Perfection Certificate. The Collateral Agent and each Secured Party agree that the Perfection Certificate and all descriptions of Pledged Collateral and Mortgaged Property, schedules, amendments and supplements thereto are and shall at all times remain a part of this Agreement.

ARTICLE II

GRANT OF SECURITY AND SECURED OBLIGATIONS

SECTION 2.1 Grant of Security Interest. As collateral security for the payment and performance in full of all the Secured Obligations, each Pledgor hereby pledges, mortgages, charges, assigns (by way of security) and grants to the Collateral Agent for the benefit of the Secured Parties, a lien on and security interest in all of the right, title and interest of such Pledgor in, to and under the following property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Pledged Collateral”):

(i) all Accounts;

(ii) all Equipment, Goods, Inventory and Fixtures;

(iii) all Documents, Instruments and Chattel Paper;

(iv) all letters of credit and Letter-of-Credit Rights;

(v) all Securities Collateral;

(vi) all Investment Property;

(vii) all Intellectual Property Collateral;

(viii) all General Intangibles;

(ix) all Money and all Deposit Accounts;

(x) all Supporting Obligations;

(xi) all books and records relating to the Pledged Collateral; and

(xii) to the extent not covered by clauses (i) through (xi) of this sentence, all undertaking and other personal property of such Pledgor, whether tangible or intangible, wherever located, and all Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to such Pledgor from time to time with respect to any of the foregoing.

Notwithstanding anything to the contrary contained in clauses (i) through (xi) above, the security interest created by this Agreement shall not extend to, and the term “Pledged Collateral” shall not include, any Excluded Property and (i) the Pledgors shall from time to time at the request of the Collateral Agent (which request, unless an Event of Default has occurred and is continuing, shall occur no more often than once every three months) give written notice to the Collateral Agent identifying in reasonable detail the Excluded Property and shall provide to the Collateral Agent such other information regarding the Excluded Property as the Collateral Agent may reasonably request and (ii) from and after the Closing Date, no Pledgor shall permit to become effective in any document creating, governing or providing for any permit, lease or license, a provision that would prohibit the creation of a Lien on such permit, lease or license in favour of the Collateral Agent unless such Pledgor believes, in its reasonable judgment, that such prohibition is usual and customary in transactions of such type. Each Pledgor confirms that value has been given by the Secured Parties to such Pledgor, that such Pledgor has rights in its Pledged Collateral existing at the date of this Agreement or the date of any Joinder Agreement delivered pursuant to Section 3.5, as applicable, and that such Pledgor and the Collateral Agent have not agreed to postpone the time for attachment of any security interest created by this Agreement to any of the Pledged Collateral of such Pledgor.

SECTION 2.2 Filings. (a) Each Pledgor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings) and amendments thereto that contain the information required by the PPSA (or any similar legislation) of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Pledged Collateral, including (i) whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor, (ii) any financing, financing change or continuation statements or other documents without the signature of such Pledgor where permitted by law, including the filing of a financing statement describing the Pledged Collateral as “all assets now owned or hereafter acquired by the Pledgor or in which Pledgor otherwise has rights” and (iii) in the case of a financing statement filed as a fixture filing or covering Pledged Collateral constituting minerals or the like to be extracted or timber to be cut, a sufficient description of the real property to which such Pledged Collateral relates. Each Pledgor agrees to provide all information described in the immediately preceding sentence to the Collateral Agent promptly upon request by the Collateral Agent.

(b) Each Pledgor hereby ratifies its authorization for the Collateral Agent to file in any relevant jurisdiction any financing statements or amendments thereto relating to the Pledged Collateral if filed prior to the date hereof.

(c) Each Pledgor hereby further authorizes the Collateral Agent to make filings with the Canadian Intellectual Property Office, the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country), including this Agreement, the Second Lien Copyright Security Agreement, the Second Lien Patent Security Agreement and the Second Lien Trademark Security Agreement, or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by such Pledgor hereunder, without the signature of such Pledgor, and naming such Pledgor, as debtor, and the Collateral Agent, as secured party.

SECTION 2.3 Second Priority Nature of Lien Notwithstanding anything herein to the contrary, the liens and security interests granted to the Collateral Agent pursuant to this Agreement shall be second priority Liens and the exercise of any right or remedy by the Collateral Agent hereunder is subject to the provisions of the Intercreditor Agreement. Notwithstanding anything herein to the contrary, prior to the Discharge of First Lien Debt, (i) the requirements of this Agreement to endorse, assign or deliver Collateral to the Collateral Agent shall be deemed satisfied by endorsement, assignment or delivery of such Collateral to the First Lien Collateral Agent, (ii) any endorsement, assignment or delivery to the First Lien Collateral Agent shall be deemed an endorsement, assignment or delivery to the Collateral Agent for all purposes hereunder, (iii) the requirements of this Agreement to perfect by Control the Collateral Agent’s security interest in a Deposit Account or Securities Account shall be deemed satisfied by the First Lien Collateral Agent’s obtaining Control of such Deposit Account or Securities Account on behalf of the Secured Parties.

SECTION 2.4 ULC Shares.

(a) Notwithstanding any provisions to the contrary contained in this Agreement, the First Lien Credit Agreement, any other agreement evidencing Credit Facility Obligations or any other document or agreement among all or some of the parties hereto, each Pledgor who has pledged and granted a security interest hereunder in ULC Shares is the sole registered and beneficial owner of all Pledged Securities which are ULC Shares and will remain so until such time as such ULC Shares are effectively transferred into the name of the Collateral Agent or any other person on the books and records of the issuer of such ULC Shares. Nothing in this Agreement, or any other document or agreement among all or some of the parties hereto is intended to, and nothing in this Agreement or any other document or agreement among all or some of the parties hereto shall, constitute the Collateral Agent or any Secured Party or any person other than the applicable Pledgor, a “member” or a “shareholder”, as applicable, of a ULC for the purposes of any ULC Laws (whether listed or unlisted, registered or beneficial), until such time as notice is given to the applicable Pledgor and further steps are taken pursuant hereto or thereto so as to register the Collateral Agent or any Secured Party or such other person, as specified in such notice, as the holder of the ULC Shares. To the extent any provision hereof would have the effect of constituting the Collateral Agent or any Secured Party as a member or a shareholder of any ULC prior to such time, such provision shall be severed herefrom and shall be ineffective with respect to ULC Shares which are Pledged Collateral without otherwise invalidating or rendering unenforceable this Agreement or invalidating or rendering unenforceable such provision insofar as it relates to Pledged Collateral which are not ULC Shares.

(b) Notwithstanding any provisions to the contrary contained in this Agreement, the First Lien Credit Agreement, any other agreement evidencing Credit Facility Obligations or any other document or agreement among all or some of the parties hereto, where a Pledgor is the registered owner of ULC Shares which are Pledged Collateral, such Pledgor will remain the registered owner of such ULC Shares until such time as such ULC Shares are effectively transferred into the name of the Collateral Agent or any Secured Party or any other person on the books and records of such ULC. Accordingly, the Pledgor of ULC Shares shall be entitled to receive and retain for its own account any dividend on or other distribution, if any, in respect of such ULC Shares (except insofar as the dividend or other distribution may become subject to a security interest pursuant hereto) and shall have the right to vote such ULC Shares and to control the direction, management and policies of the ULC to the same extent as the Pledgor would if such ULC Shares were not pledged pursuant hereto.

(c) Notwithstanding any provisions to the contrary contained in this Agreement, the First Lien Credit Agreement, any other agreement evidencing Credit Facility Obligations or any other document or agreement among all or some of the parties hereto, except upon the exercise of rights to sell, transfer or otherwise dispose of ULC Shares in accordance with this Agreement the Pledgor of ULC Shares shall not cause or permit, or enable any ULC in which it holds ULC Shares to cause or permit, the Collateral Agent or any Secured Party to: (i) be registered as a shareholder or member of such ULC; (ii) have any notation entered in their favour in the share register of such ULC; (iii) be held out as a shareholder or member of the ULC; (iv) be paid, directly or indirectly, any dividends, property or other distributions from the ULC by reason of the Secured Party holding a security interest in the ULC Shares; or (v) act as a shareholder or member of the ULC, or exercise any rights of a shareholder or member, including the right to attend a meeting of shareholders or members, or to vote the ULC Shares.

ARTICLE III

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES;

USE OF PLEDGED COLLATERAL

SECTION 3.1 Delivery of Certificated Securities Collateral. Each Pledgor represents and warrants that all certificates, agreements or instruments representing or evidencing the Securities Collateral in existence on the date hereof have been delivered to the Collateral Agent in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank and that the Collateral Agent has a perfected Second Priority security interest therein. Each Pledgor hereby agrees that all certificates, agreements or instruments representing or evidencing Securities Collateral acquired by such Pledgor after the date hereof shall promptly (but in any event within five days after receipt thereof by such Pledgor) be delivered to and held by or on behalf of the Collateral Agent pursuant hereto. All certificated Securities Collateral shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Collateral Agent. The Collateral Agent shall have the right, at any time upon the occurrence and during the continuance of any Event of Default, to endorse, assign or otherwise transfer to or to register in the name of the Collateral Agent or any of its nominees or endorse for negotiation any or all of the Securities Collateral, without any indication that such Securities Collateral is subject to the security interest hereunder. In addition, upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right at any time to exchange certificates representing or evidencing Securities Collateral for certificates of smaller or larger denominations.

SECTION 3.2 Perfection of Uncertificated Securities Collateral. Each Pledgor represents and warrants that the Collateral Agent has a perfected Second Priority security interest in all uncertificated Pledged Securities pledged by it hereunder that are in existence on the date hereof. Each Pledgor hereby agrees that if any of the Pledged Securities are at any time not evidenced by certificates of ownership, then each applicable Pledgor shall, to the extent permitted by applicable law, (i) cause the issuer, other than an issuer that is a ULC, to execute and deliver to the Collateral Agent an acknowledgment of the pledge of such Pledged Securities substantially in the form of Exhibit 1 hereto, (ii) if necessary or desirable to perfect a security interest in such Pledged Securities, cause such pledge to be recorded on the equity holder register or the books of the issuer except in the case of an issuer that is a ULC, execute any customary pledge forms or other documents necessary or appropriate to complete the pledge and give the Collateral Agent the right to transfer such Pledged Securities under the terms hereof, (iii) upon request by the Collateral Agent, provide to the Collateral Agent an opinion of counsel, in form and substance reasonably satisfactory to the Collateral Agent, confirming such pledge and perfection thereof, and (iv) after the occurrence and during the continuance of any Event of Default, upon request by the Collateral Agent, (A) cause the Organizational Documents of such issuer to be amended to provide that such Pledged Securities shall be treated as “securities” for purposes of the PPSA and (B) cause such Pledged Securities to become certificated and delivered to the Collateral Agent in accordance with the provisions of Section 3.1.

SECTION 3.3 Financing Statements and Other Filings; Maintenance of Perfected Second Priority Security Interest. Each Pledgor represents and warrants that, as of the date such information is dated or certified, or is required to have been delivered, a copy of all financing statements, agreements, instruments and other documents necessary to perfect the security interest granted by it to the Collateral Agent in respect of the Pledged Collateral have been delivered to the Collateral Agent as filed in each governmental, municipal or other office specified in Schedule 7 to the Perfection Certificated or, where required, have been delivered to the Collateral Agent in completed and, to the extent necessary or appropriate, duly executed form for filing in such office. Except as otherwise provided in Section 11.4, each Pledgor agrees that at the sole cost and expense of the Pledgors, such Pledgor will maintain the security interest created by this Agreement in the Pledged Collateral as a perfected second priority security interest subject only to Permitted Collateral Liens.

SECTION 3.4 Real Estate Collateral.

(a) The Secured Obligations shall be secured by Mortgages upon all Mortgaged Property and Fixtures related thereto, as additional security for the Secured Obligations.

(b) In connection with the provision of any Mortgage on Mortgaged Property described in clause (i) of the definition of “Mortgaged Property”, within ninety (90) days after the date hereof (or such later date as may be agreed to by the First Lien Collateral Agent), the related Pledgors will provide:

(i) a Mortgage encumbering each Mortgaged Property in favour of the Collateral Agent, for the benefit of the Secured Parties, duly executed and acknowledged by the Pledgor that is the owner of or holder of any interest in such Mortgaged Property, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a Second Priority Lien under applicable Requirements of Law, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to the Collateral Agent (it being understood that statements and instruments reasonably satisfactory to the First Lien Collateral Agent shall be deemed to be reasonably satisfactory to the Collateral Agent);

(ii) with respect to each Mortgaged Property, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as shall reasonably be deemed necessary by the Collateral Agent in order for the owner or holder of the fee interest constituting such Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Property (it being understood that documents not deemed necessary by the First Lien Collateral Agent shall be deemed to be not required by the Collateral Agent);

(iii) with respect to each Mortgage, a policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid second mortgage Lien on the Mortgaged Property and fixtures described therein in the amount equal to not less than 115% of the fair market value of such Mortgaged Property and fixtures, which policy (or such marked-up commitment) (each, a “Title Policy”) shall (A) be issued by the Title Company, (B) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Collateral Agent, (C) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (D) have been supplemented by a pro tanto endorsement and such other endorsements (or where such endorsements are not available in a particular jurisdiction, opinions of special counsel, architects or other professionals or other evidence reasonably acceptable to the Collateral Agent) as shall be reasonably requested by the Collateral Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, future advances, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, and so called comprehensive coverage over covenants and restrictions), and (E) contain no exceptions to title other than Permitted Collateral Liens or other exceptions reasonably acceptable to the Collateral Agent (for all purposes of this clause (iii), it is understood that any determinations as to the acceptability of, or requests for documents by, the First Lien Collateral Agent shall be deemed acceptable to the Collateral Agent);

(iv) with respect to each Mortgaged Property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Policy/ies and endorsements contemplated above;

(v) evidence reasonably acceptable to the Collateral Agent of payment by Pledgor of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies referred to above (it being understood that evidence of the type deemed reasonably acceptable by the First Lien Collateral Agent shall be deemed to be reasonably acceptable to the Collateral Agent);

(vi) with respect to each Real Property or Mortgaged Property, copies of all Leases in which any Pledgor holds the lessor’s interest or other agreements relating to possessory interests, if any. To the extent any of the foregoing affect any Mortgaged Property, such agreement shall be subordinate to the Lien of the Mortgage to be recorded against such Mortgaged Property, either expressly by its terms or, as reasonably required by Collateral Agent, pursuant to a subordination, non-disturbance and attornment agreement, and shall otherwise be reasonably acceptable to the Collateral Agent (it being understood that any determination of the First Lien Collateral Agent regarding the necessity of any such agreement and the form of such agreement, if any, shall be deemed acceptable to the Collateral Agent);

(vii) with respect to each Mortgaged Property, each Pledgor shall have made all notifications, registrations and filings, to the extent required by, and in accordance with, all Governmental Real Property Disclosure Requirements applicable to such Mortgaged Property;

(viii) Surveys with respect to each Mortgaged Property;

(ix) a local counsel opinion with respect to each Mortgaged Property in form and substance reasonably satisfactory to the Collateral Agent (it being understood that the form of any opinion deemed reasonably satisfactory to the First Lien Collateral Agent shall be deemed reasonably satisfactory to the Collateral Agent); and

(x) a completed Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property located in the United States.

(c) After Acquired Real Property. Each Pledgor shall promptly grant to Collateral Agent, within 60 days of the acquisition thereof or such later date as may be agreed to by First Lien Collateral Agent or Collateral Agent, a security interest in and Mortgage on each Mortgaged Property as is acquired by such Pledgor after the date hereof as additional security for the Secured Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by the Indenture). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to Collateral Agent and shall constitute valid and enforceable perfected Liens subject only to Permitted Collateral Liens. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favour of Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Pledgor shall otherwise take such actions and execute and/or deliver to Collateral Agent such documents as Collateral Agent shall require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a Title Policy, a Survey and local counsel opinion (in form and substance reasonably satisfactory to Collateral Agent) in respect of such Mortgage). For all purposes of this Section 3.4(c), it is understood that any determination regarding the necessity and form of such documents by the First Lien Collateral Agent shall be deemed acceptable to the Collateral Agent.

SECTION 3.5 Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Collateral Agent’s security interest in the Pledged Collateral, each Pledgor represents and warrants (as to itself) as follows and agrees, in each case at such Pledgor’s own expense, to take the following actions with respect to the following Pledged Collateral:

(a) Instruments and Chattel Paper. As of the date hereof, no amounts payable under or in connection with any of the Pledged Collateral, in the aggregate for all Pledgors in excess of $500,000, are evidenced by any Instrument or Chattel Paper other than such Instruments and Chattel Paper listed in Schedule 11 to the Perfection Certificate. Each Instrument and each item of Chattel Paper listed in Schedule 11 to the Perfection Certificate has been properly endorsed, assigned and delivered to the Collateral Agent, accompanied by instruments of transfer or assignment duly executed in blank. If any amount then payable under or in connection with any of the Pledged Collateral shall be evidenced by any Instrument or Chattel Paper, and such amount, together with all amounts payable evidenced by any Instrument or Chattel Paper not previously delivered to the Collateral Agent exceeds $500,000 in the aggregate for all Pledgors, the Pledgor acquiring such Instrument or Chattel Paper shall promptly (but in any event within five days after receipt thereof) endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time specify.

(b) Deposit Accounts. As of the date hereof, no Pledgor has any Deposit Accounts other than the accounts listed in Schedule 14 to the Perfection Certificate. The Collateral Agent has a Second Priority security interest, subject to Liens permitted pursuant to the applicable Deposit Account Control Agreement, in each such Deposit Account other than Excluded Deposit Accounts, which security interest will be perfected by Control. No Pledgor shall hereafter establish and maintain any Deposit Account, other than Excluded Accounts, unless (1) it shall have given the Collateral Agent 30 days’ prior written notice (or such lesser notice period as the Collateral Agent may agree to) of its intention to establish such new Deposit Account with a Bank, (2) such Bank shall be reasonably acceptable to the Collateral Agent (it being understood that any Bank deemed reasonably acceptable by the First Lien Collateral Agent shall be deemed reasonably acceptable to the Collateral Agent) and (3) with respect to Deposit Accounts which are not Excluded Deposit Accounts, such Bank and such Pledgor shall have duly executed and delivered to the Collateral Agent a Deposit Account Control Agreement with respect to such Deposit Account. The Collateral Agent agrees with each Pledgor that the Collateral Agent shall not give any instructions directing the disposition of funds from time to time credited to any Deposit Account or withhold any withdrawal rights from such Pledgor with respect to funds from time to time credited to any Deposit Account unless an Event of Default has occurred and is continuing. The provisions of this Section 3.4(b) shall not apply to the LC Account or to any other Deposit Accounts for which the First Lien Collateral Agent is the Bank. Each Pledgor agrees that once the Collateral Agent sends an instruction or notice to a Bank exercising its Control over any Deposit Account such Pledgor shall not give any instructions or orders with respect to such Deposit Account, including, without limitation, instructions for distribution or transfer of any funds in such Deposit Account. No Pledgor shall grant Control of any Deposit Account to any person other than the Collateral Agent, the First Lien Collateral Agent and any holder of a Permitted Lien. Notwithstanding the foregoing, within 90 days after the date hereof (or such later date as may be agreed to by First Lien Collateral Agent), the First Lien Collateral Agent shall have received executed Deposit Account Control Agreements in each Deposit Account listed in Schedule 14 to the Perfection Certificate other than Excluded Deposit Accounts.

(c) Investment Property. (i) As of the date hereof, no Pledgor has any Securities Accounts or Futures Accounts other than those listed in Schedule 14 to the Perfection Certificate. The Collateral Agent has a Second Priority security interest in each such Securities Account and Futures Account, which security interest is perfected by Control. No Pledgor shall hereafter establish and maintain any Securities Account or Futures Account with any Securities Intermediary or Futures Intermediary unless (1) it shall have given the Collateral Agent 30 days’ prior written notice of its intention to establish such new Securities Account or Futures Account with such Securities Intermediary or Futures Intermediary, (2) such Securities Intermediary or Futures Intermediary shall be reasonably acceptable to the Collateral Agent (it being understood that any Securities Intermediary or Commodity Intermediary deemed reasonably acceptable by the First Lien Collateral Agent shall be deemed reasonably acceptable to the Collateral Agent) and (3) such Securities Intermediary or Futures Intermediary, as the case may be, and such Pledgor shall have duly executed and delivered a Control Agreement with respect to such Securities Account or Futures Account, as the case may be. Each Pledgor shall accept any cash and Investment Property, in the aggregate for all Pledgors in excess of $25,000, in trust for the benefit of the Collateral Agent and within one (1) Business Day of actual receipt thereof, deposit any and all cash and Investment Property (other than any Investment Property pledged pursuant to clauses (ii)(1), (iii)(1) or (iii)(3) below) received by it into a Deposit Account or Securities Account subject to Collateral Agent’s Control. The Collateral Agent agrees with each Pledgor that the Collateral Agent shall not give any Entitlement Orders or instructions or directions to any issuer of uncertificated securities, Securities Intermediary or Futures Intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by such Pledgor, unless an Event of Default has occurred and is continuing or, after giving effect to any such investment and withdrawal rights, would occur. Each Pledgor agrees that once the Collateral Agent sends an instruction or notice to a Securities Intermediary or Futures Intermediary exercising its Control over any Securities Account and Futures Account such Pledgor shall not give any instructions or orders with respect to such Securities Account or Futures Account including, without limitation, instructions for investment, distribution or transfer of any Investment Property or financial asset maintained in such Securities Account or Futures Account. The provisions of this Section 3.4(c) shall not apply to any Financial Assets credited to a Securities Account for which the Collateral Agent is the Securities Intermediary. No Pledgor shall grant Control over any Investment Property to any person other than the Collateral Agent, the First Lien Collateral Agent or any holder of a Permitted Lien.

(ii) If any Pledgor shall at any time hold or acquire any certificated securities constituting Investment Property, in the aggregate for all Pledgors in excess of $25,000, such Pledgor shall promptly (1) endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank, all in form and substance reasonably satisfactory to the Collateral Agent (it being understood that instruments deemed reasonably satisfactory to the First Lien Collateral Agent shall be deemed reasonably satisfactory to the Collateral Agent) or (2) deliver such securities into a Securities Account with respect to which a Securities Account Control Agreement is in effect in favour of the Collateral Agent.

(iii) If any Pledgor shall at any time own or acquire, directly or through a nominee, any uncertificated securities constituting Investment Property, in aggregate for all Pledgors in excess of $25,000, such Pledgor shall promptly notify the Collateral Agent thereof and pursuant to an agreement in form and substance satisfactory to the Collateral Agent, either (1) cause the issuer to agree to comply with instructions from the Collateral Agent as to such securities, without further consent of any Pledgor or such nominee, (2) cause a Security Entitlement with respect to such uncertificated security to be held in a Securities Account with respect to which the Collateral Agent has Control or (3) arrange for the Collateral Agent to become the registered owner of such securities.

(iv) As between the Collateral Agent and the Pledgors, the Pledgors shall bear the investment risk with respect to the Investment Property and Pledged Securities, and the risk of loss of, damage to, or the destruction of the Investment Property and Pledged Securities, whether in the possession of, or maintained as a Security Entitlement or deposit by, or subject to the Control of, the Collateral Agent, a Securities Intermediary, a Futures Intermediary, any Pledgor or any other person.

(d) [Intentionally Deleted].

(e) Letter-of-Credit Rights. If any Pledgor is at any time a beneficiary under a Letter of Credit now or hereafter issued, such Pledgor shall promptly notify the Collateral Agent thereof and such Pledgor shall, at the request of the Collateral Agent, after the Discharge of First Lien Debt, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) arrange for the issuer and any confirmer of such Letter of Credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under the Letter of Credit or (ii) arrange for the Collateral Agent to become the transferee beneficiary of such Letter of Credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under the Letter of Credit are to be applied as provided in Section 10.1. The actions in the preceding sentence shall not be required to the extent that the amount of any such Letter of Credit, together with the aggregate amount of all other Letters of Credit for which the actions described above in clauses (i) and (ii) have not been taken, does not exceed $500,000 in the aggregate for all Pledgors.

(f) [Intentionally Deleted].

(g) Landlord’s Access Agreements/Bailee Letters. Each Pledgor shall use its commercially reasonable efforts to obtain within 90 days after the date hereof (or such later date as may be agreed to by the First Lien Collateral Agent) with respect to each location set forth in Schedule 4.01(m)(vi) of the First Lien Credit Agreement, where such Pledgor maintains Pledged Collateral, a Bailee Letter and/or Landlord Access Agreement, as applicable, and use commercially reasonable efforts to obtain a Bailee Letter or Landlord Access Agreement, substantially in the form of Exhibit 9 or Exhibit 10, respectively, and with such changes as appropriate to reflect the Secured Parties, and/or landlord’s lien waiver, as applicable, from all such bailees and landlords, as applicable, who from time to time have possession of any Pledged Collateral if reasonably requested by the Collateral Agent (it being understood that any determination by the First Lien Collateral Agent on such requests shall be deemed acceptable to the Collateral Agent). A waiver of bailee’s lien shall not be required if the value of the Pledged Collateral held by such bailee is less than $25,000, provided that the aggregate value of the Pledged Collateral held by all bailees who have not delivered a Bailee Letter is less than $100,000 in the aggregate for all Pledgors; provided that, to the extent any Pledgor delivers a bailee letter, landlord access agreement and/or landlord’s lien waiver, as applicable, to the First Lien Collateral Agent with respect to the First Lien Credit Agreement, or to any other Person with respect to any other first lien Indebtedness, such Pledgor shall also deliver a Bailee Letter or Landlord Access Agreement, substantially in the form of Exhibit 9 or Exhibit 10, respectively, and with such changes as appropriate to reflect the Secured Parties and the secured parties under any Credit Facility Obligations, and/or landlord’s lien waiver, as applicable, to the Collateral Agent.

SECTION 3.6 Joinder of Additional Guarantors. The Pledgors shall cause each Subsidiary that is organized or existing under any Canadian jurisdiction which, from time to time, after the date hereof shall be required to pledge any assets to the Collateral Agent for the benefit of the Secured Parties pursuant to the provisions of any Secured Agreement, (a) to execute and deliver to the Collateral Agent (i) a Joinder Agreement substantially in the form of Exhibit 3 hereto and (ii) a Perfection Certificate or (b) in the case of a Subsidiary organized outside of Canada required to pledge any assets to the Collateral Agent, to execute and deliver to the Collateral Agent such documentation as the Collateral Agent shall reasonably request (it being understood that the documentation required by the First Lien Collateral Agent shall be deemed sufficient by the Collateral Agent) and, in each case with respect to clauses (a) and (b) above, upon such execution and delivery, such Subsidiary shall constitute a “Guarantor” and a “Pledgor” for all purposes hereunder with the same force and effect as if originally named as a

Guarantor and Pledgor herein. The execution and delivery of such Joinder Agreement shall not require the consent of any Pledgor hereunder. The rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor and Pledgor as a party to this Agreement.

SECTION 3.7 Supplements; Further Assurances. Each Pledgor shall take such further actions, and execute and/or deliver to the Collateral Agent such additional financing statements, amendments, assignments, agreements, supplements, powers and instruments, as the Collateral Agent may in its reasonable judgment deem necessary or appropriate in order to create, perfect, preserve and protect the security interest in the Pledged Collateral as provided herein and the rights and interests granted to the Collateral Agent hereunder, to carry into effect the purposes hereof or better to assure and confirm the validity, enforceability and priority of the Collateral Agent’s security interest in the Pledged Collateral or permit the Collateral Agent to exercise and enforce its rights, powers and remedies hereunder with respect to any Pledged Collateral, including the filing of financing statements, financing change statements, continuation statements and other documents (including this Agreement) under the PPSA (or other similar laws) in effect in any jurisdiction with respect to the security interest created hereby and the execution and delivery of Control Agreements, all in form reasonably satisfactory to the Collateral Agent and in such offices (including the Canadian Intellectual Property Office, the United States Patent and Trademark Office and the United States Copyright Office) wherever required by law to perfect, continue and maintain the validity, enforceability and priority of the security interest in the Pledged Collateral as provided herein and to preserve the other rights and interests granted to the Collateral Agent hereunder, as against third parties, with respect to the Pledged Collateral. Without limiting the generality of the foregoing, each Pledgor shall make, execute, endorse, acknowledge, file or refile and/or deliver to the Collateral Agent from time to time upon reasonable request by the Collateral Agent such lists, schedules, descriptions and designations of the Pledged Collateral, copies of warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, supplements, additional security agreements, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments as the Collateral Agent shall reasonably request. If an Event of Default has occurred and is continuing, the Collateral Agent may institute and maintain, in its own name or in the name of any Pledgor, such suits and proceedings as the Collateral Agent may be advised by counsel shall be necessary or expedient to commence pursuant to (and subject to the requirement of) the Secured Agreements to prevent any impairment of the security interest in or the perfection thereof in the Pledged Collateral. All of the foregoing shall be at the sole cost and expense of the Pledgors. For all purposes of this Section 3.7, it is understood that any determination regarding such additional actions and documents by the First Lien Collateral Agent shall be deemed acceptable to the Collateral Agent.

SECTION 3.8 First Lien Credit Agreement. In the event any Pledgor shall create any additional security interest upon any property or assets to secure any Credit Facility Obligations, it shall concurrently grant a security interest to the Collateral Agent for the benefit of the Secured Parties upon such property as security for the Secured Obligations. In the event any Pledgor shall undertake any actions to perfect or protect any liens on any assets pledged in connection with the First Lien Credit Agreement or other First Priority Liens, such Pledgor shall also at the same time undertake such actions with respect to the Collateral for the benefit of the Collateral Agent without request by the Collateral Agent.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

Each Pledgor represents, warrants and covenants as follows:

SECTION 4.1 Title. Except for the security interest granted to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to this Agreement and Permitted Collateral Liens, such Pledgor owns and has rights and, as to Pledged Collateral acquired by it from time to time after the date hereof, will own and have rights in each item of Pledged Collateral pledged by it hereunder, free and clear of any and all Liens or claims of others, other than Permitted Collateral Liens. In addition, no Liens or claims exist on the Securities Collateral, other than as permitted by Section 4.12 of the Indenture. Each Pledgor has good and marketable title to (or valid leasehold interests in) all of its Real Property, and good title to all of its personal property purported to be owned by it, including all property reflected in any financial statements delivered to Collateral Agent, in each case free of Liens except Permitted Collateral Liens.

SECTION 4.2 Validity of Security Interest. As of the date hereof, the security interest in and Lien on the Pledged Collateral granted to the Collateral Agent for the benefit of the Secured Parties hereunder constitutes (a) a legal and valid security interest in all the Pledged Collateral securing the payment and performance of the Secured Obligations, and (b) subject to the filings and other actions described in Schedule 7 to the Perfection Certificate (to the extent required to be listed on the schedules to the Perfection Certificate as of the date this representation is made or deemed made), a perfected security interest in all the Pledged Collateral except as otherwise provided herein. The security interest and Lien granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement in and on the Pledged Collateral will at all times constitute a perfected, continuing security interest therein, prior to all other Liens on the Pledged Collateral except for Permitted Collateral Liens.

SECTION 4.3 Defense of Claims; Transferability of Pledged Collateral. Each Pledgor shall, at its own cost and expense, defend title to the Pledged Collateral pledged by it hereunder and the security interest therein and Lien thereon granted to the Collateral Agent and the priority thereof against all claims and demands of all persons, at its own cost and expense, at any time claiming any interest therein adverse to the Collateral Agent or any other Secured Party other than Permitted Collateral Liens. As of the date hereof, there is no agreement, order, judgment or decree, and no Pledgor shall enter into any agreement or take any other action, that would restrict the transferability of any of the Pledged Collateral unless in each of the foregoing cases, such Pledgor believes, in its reasonable judgment, that the terms of any such agreement, order, judgment or decree are usual and customary under the circumstances or would not otherwise impair or conflict with such Pledgor’s obligations or the rights of the Collateral Agent hereunder.

SECTION 4.4 Other Financing Statements. As of the date hereof, such Pledgor has not filed, nor authorized any third party to file (nor will there be), any valid or effective financing statement (or similar statement, instrument of registration or public notice under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Pledged Collateral, except such as have been filed in favour of the Collateral Agent pursuant to this Agreement or in favour of any holder of a Permitted Collateral Lien with respect to such Permitted Collateral Lien or financing statements or public notices relating to the termination or financing change statements listed on Schedule 9 to the Perfection Certificate. No Pledgor shall execute, authorize or permit to be filed in any public office any financing statement (or similar statement, instrument of registration or public notice under the law of any jurisdiction) relating to any Pledged Collateral, except financing statements and other statements and instruments filed or to be filed in respect of and covering the security interests granted by such Pledgor to the Collateral Agent and the holders of the Permitted Collateral Liens.

SECTION 4.5 Chief Executive Office; Change of Name; Jurisdiction of Organization.

(a) No Pledgor will effect any change (i) to its legal name, (ii) in the location of any Pledgor’s chief executive office, (iii) in its identity or organizational structure, (iv) in its organizational identification number, if any, or (v) in its jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), unless (A) it shall have given the Collateral Agent not less than 30 days prior (or such lesser period agreed to by the Collateral Agent) written notice of its intention to do so and clearly describing such change and providing such other information in connection therewith as the Collateral Agent may reasonably request (it being understood that any determination by the First Lien Collateral Agent as to such other information to be reasonably requested shall be deemed acceptable to the Collateral Agent) and (B) it shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Pledgor agrees to promptly provide the Collateral Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence. Each Pledgor also agrees to promptly notify the Collateral Agent of any change in the location of any office in which it maintains books or records relating to Pledged Collateral owned by it or any office or facility at which Pledged Collateral is located (including the establishment of any such new office or facility) other than changes in location to a Mortgaged Property or a leased property subject to a Landlord Access Agreement.

(b) The Collateral Agent shall have no duty to inquire about any of the changes described in clause (a) above, the parties acknowledging and agreeing that each Pledgor is solely responsible to take all action described in Section 4.5(a)(B) above.

SECTION 4.6 Location of Inventory and Equipment. It shall not move any Equipment or Inventory (in excess of $25,000 in the aggregate) to any location, other than any location that is listed in the relevant Schedules to the Perfection Certificate, unless (i) it shall have given the Collateral Agent not less than 30 days’ prior written notice (or such lesser notice period as the Collateral Agent may agree to, it being understood that any lesser notice period agreed to by the First Lien Collateral Agent shall be deemed acceptable to the Collateral Agent)

(in the form of an Officers’ Certificate) of its intention so to do, clearly describing such new location and providing such other information in connection therewith as the Collateral Agent may reasonably request, it being understood that any determination by the First Lien Collateral Agent as to such other information to be reasonably requested shall be deemed acceptable to the Collateral Agent and (ii) to the extent applicable with respect to such new location, such Pledgor shall have complied with Section 3.5(g) hereof; provided that in no event shall any Equipment or Inventory be moved to any location outside of the continental United States or Canada.

SECTION 4.7 Due Authorization and Issuance. All of the Pledged Securities existing on the date hereof have been, and to the extent any Pledged Securities are hereafter issued, such Pledged Securities will be, upon such issuance, duly authorized, validly issued and fully paid and non-assessable. As of the date hereof, there is no amount or other obligation owing by any Pledgor to any issuer of the Pledged Securities in exchange for or in connection with the issuance of the Pledged Securities or any Pledgor’s status as a partner or a member of any issuer of the Pledged Securities.

SECTION 4.8 Consents, etc. In the event that the Collateral Agent desires to exercise any remedies, voting or consensual rights or attorney-in-fact powers set forth in this Agreement and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other person therefor, then, upon the reasonable request of the Collateral Agent, such Pledgor agrees to use its reasonable best efforts to assist and aid the Collateral Agent to obtain as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.

SECTION 4.9 Pledged Collateral and Mortgaged Property. As of the date hereof, all information set forth herein, including the schedules hereto, and all information contained in any documents, schedules and lists heretofore delivered to any Secured Party, including the Perfection Certificate and the schedules thereto, in connection with this Agreement, in each case, relating to the Pledged Collateral and Mortgaged Property, is accurate and complete in all material respects. As of the date hereof, the Pledged Collateral and Mortgaged Property described on the schedules to the Perfection Certificate constitutes all of the property of such type of Pledged Collateral and Mortgaged Property owned or held by the Pledgors, as of the date such information is dated or certified, or is required to have been delivered.

SECTION 4.10 Insurance. In the event that the proceeds of any insurance claim are paid to any Pledgor after the Collateral Agent has exercised its right to foreclose after an Event of Default, such Net Cash Proceeds shall be held in trust for the benefit of the Collateral Agent and immediately after receipt thereof shall be paid to the Collateral Agent for application in accordance with Section 10.01.

ARTICLE V

CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL

SECTION 5.1 Pledge of Additional Securities Collateral. Each Pledgor shall, upon obtaining any Pledged Securities or Intercompany Notes of any person, accept the same in trust for the benefit of the Collateral Agent and promptly (but in any event within five Business Days after receipt thereof) deliver to the Collateral Agent a pledge amendment, duly executed by such Pledgor, in substantially the form of Exhibit 2 hereto (each, a “Pledge Amendment”), and the certificates and other documents required under Section 3.1 and Section 3.2 hereof in respect of the additional Pledged Securities or Intercompany Notes which are to be pledged pursuant to this Agreement, and confirming the attachment of the Lien hereby created on and in respect of such additional Pledged Securities or Intercompany Notes. Each Pledgor hereby authorizes the Collateral Agent to attach each Pledge Amendment to this Agreement and agrees that all Pledged Securities or Intercompany Notes listed on any Pledge Amendment delivered to the Collateral Agent shall for all purposes hereunder be considered Pledged Collateral.

SECTION 5.2 Voting Rights; Distributions; etc.

(a) So long as no Event of Default shall have occurred and be continuing:

(i) Each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Securities Collateral or any part thereof for any purpose not inconsistent with the terms or purposes hereof, the Secured Agreements or any other document evidencing the Secured Obligations; provided, however, that no Pledgor shall in any event exercise such rights in any manner which could reasonably be expected to have a material adverse effect on the ability of the Pledgors to satisfy their obligations under the Secured Agreements.

(ii) Each Pledgor shall be entitled to receive and retain, and to utilize free and clear of the Lien hereof, any and all Distributions, but only if and to the extent made in accordance with the provisions of the Secured Agreements; provided, however, that any and all such Distributions consisting of rights or interests in the form of securities shall be forthwith delivered to the Collateral Agent to hold as Pledged Collateral and shall, if received by any Pledgor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Pledgor and be promptly (but in any event within five days after receipt thereof) delivered to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

(b) So long as no Event of Default shall have occurred and be continuing, the Collateral Agent shall be deemed without further action or formality to have granted to each Pledgor all necessary consents relating to voting rights and shall, if necessary, upon written request of any Pledgor and at the sole cost and expense of the Pledgors, from time to time execute and deliver (or cause to be executed and delivered) to such Pledgor all such instruments as such Pledgor may reasonably request in order to permit such Pledgor to exercise the voting and other rights which it is entitled to exercise pursuant to Section 5.2(a)(i) hereof and to receive the Distributions which it is authorized to receive and retain pursuant to Section 5.2(a)(ii) hereof.

(c) Upon the occurrence and during the continuance of any Event of Default, upon prior written notice:

(i) All rights of each Pledgor to exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to Section 5.2(a)(i) hereof shall immediately cease and, after the Discharge of First Lien Debt, all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise such voting and other consensual rights.

(ii) All rights of each Pledgor to receive Distributions which it would otherwise be authorized to receive and retain pursuant to Section 5.2(a)(ii) hereof shall immediately cease and, after the Discharge of First Lien Debt, all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to receive and hold as Pledged Collateral such Distributions.

(d) Each Pledgor shall, at its sole cost and expense, from time to time execute and deliver to the Collateral Agent appropriate instruments as the Collateral Agent may reasonably request in order to permit the Collateral Agent to exercise the voting and other rights which it may be entitled to exercise pursuant to Section 5.2(c)(i) hereof and, after the Discharge of First Lien Debt, to receive all Distributions which it may be entitled to receive under Section 5.2(c)(ii) hereof.

(e) All Distributions which are received by any Pledgor contrary to the provisions of Section 5.2(c)(ii) hereof shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Pledgor and, after the Discharge of First Lien Debt, shall immediately be paid over to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

SECTION 5.3 Defaults, etc. Such Pledgor is not in default in the payment of any portion of any mandatory capital contribution, if any, required to be made under any agreement to which such Pledgor is a party relating to the Pledged Securities pledged by it, and such Pledgor is not in violation of any other provisions of any such agreement to which such Pledgor is a party, or otherwise in default or violation thereunder. No Securities Collateral pledged by such Pledgor is subject to any defense, offset or counterclaim, nor have any of the foregoing been asserted or alleged against such Pledgor by any person with respect thereto, and as of the date hereof, there are no certificates, instruments, documents or other writings (other than the Organizational Documents and certificates representing such Pledged Securities that have been delivered to the Collateral Agent or the First Lien Collateral Agent) which evidence any Pledged Securities of such Pledgor.

SECTION 5.4 Certain Agreements of Pledgors as Issuers and Holders of Equity Interests.

(a) In the case of each Pledgor which is an issuer of Securities Collateral, such Pledgor agrees to be bound by the terms of this Agreement relating to the Securities Collateral issued by it and will comply with such terms insofar as such terms are applicable to it.

(b) In the case of each Pledgor which is a partner, shareholder or member, as the case may be, in a partnership, limited liability company or other entity, such Pledgor hereby consents to the extent required by the applicable Organizational Document to the pledge by each other Pledgor, pursuant to the terms hereof, of the Pledged Securities in such partnership, limited liability company or other entity and, upon the occurrence and during the continuance of an Event of Default, to the transfer of such Pledged Securities to the Collateral Agent or its nominee and to the substitution of the Collateral Agent or its nominee as a substituted partner, shareholder or member in such partnership, limited liability company or other entity with all the rights, powers and duties of a general partner, limited partner, shareholder or member, as the case may be.

ARTICLE VI

CERTAIN PROVISIONS CONCERNING INTELLECTUAL

PROPERTY COLLATERAL

SECTION 6.1 Grant of Intellectual Property License. For the purpose of enabling the Collateral Agent, during the continuance of an Event of Default, to exercise rights and remedies under Article IX hereof at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Pledgor hereby grants to the Collateral Agent, to the extent assignable, an irrevocable, non-exclusive license to use, assign, license or sublicense any of the Intellectual Property Collateral now owned or hereafter acquired by such Pledgor, wherever the same may be located. Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.

SECTION 6.2 Protection of Collateral Agent’s Security. On a continuing basis, each Pledgor shall, at its sole cost and expense, (i) promptly following its becoming aware thereof, notify the Collateral Agent of any adverse determination in any proceeding or the institution of any proceeding in any federal, provincial, state or local court or administrative body or in the Canadian Intellectual Property Office, the United States Patent and Trademark Office or the United States Copyright Office regarding any Material Intellectual Property Collateral, such Pledgor’s right to register such Material Intellectual Property Collateral or its right to keep and maintain such registration in full force and effect, (ii) maintain all Material Intellectual Property Collateral as presently used and operated, (iii) not permit to lapse or become abandoned any Material Intellectual Property Collateral, and not settle or compromise any pending or future litigation or administrative proceeding with respect to any such Material Intellectual Property Collateral, in either case except as shall be consistent with commercially reasonable business judgment, (iv) upon such Pledgor obtaining knowledge thereof, promptly notify the Collateral Agent in writing of any event which may be reasonably expected to materially and adversely affect the value or utility of any Material Intellectual Property Collateral or the rights and remedies of the Collateral Agent in relation thereto including a levy or threat of levy or any legal process against any Material Intellectual Property Collateral, (v) not license any Intellectual Property Collateral other than licenses entered into by such Pledgor in, or incidental to, the ordinary course of business or otherwise not prohibited by the First Lien Credit Agreement or any other agreement governing Credit Facility Obligations, or amend or permit the amendment of any of the licenses in a manner that materially and adversely affects the right to receive payments thereunder, or in any manner that would materially impair the value of any Intellectual Property Collateral or the Lien on and security interest in the Intellectual Property

Collateral created therein hereby, without the consent of the Collateral Agent, (vi) diligently keep adequate records respecting all Intellectual Property Collateral and (vii) furnish to the Collateral Agent from time to time upon the Collateral Agent’s reasonable request therefor, pursuant to an instruction from the Trustee pursuant to the Indenture, reasonably detailed statements and amended schedules further identifying and describing the Intellectual Property Collateral and such other materials evidencing or reports pertaining to any Intellectual Property Collateral as the Collateral Agent may from time to time request, which request, unless an Event of Default has occurred and is continuing, or a Material Adverse Effect has occurred, shall occur no more often than once every three months.

SECTION 6.3 After-Acquired Property. If any Pledgor shall at any time after the date hereof (i) obtain any rights to any additional Intellectual Property Collateral or (ii) become entitled to the benefit of any additional Intellectual Property Collateral or any renewal or extension thereof, including any reissue, division, continuation, or continuation-in-part of any Intellectual Property Collateral, or any improvement on any Intellectual Property Collateral, the provisions hereof shall automatically apply thereto and any such item enumerated in the preceding clause (i) or (ii) shall automatically constitute Intellectual Property Collateral as if such would have constituted Intellectual Property Collateral at the time of execution hereof and be subject to the Lien and security interest created by this Agreement without further action by any party. Each Pledgor shall promptly provide to the Collateral Agent written notice of any of the foregoing and confirm the attachment of the Lien and security interest created by this Agreement to any rights described in clauses (i) and (ii) above by execution of an instrument in form reasonably acceptable to the Collateral Agent (it being understood that any form deemed reasonably acceptable to the First Lien Collateral Agent shall be deemed to be reasonably acceptable to the Collateral Agent) and the filing of any instruments or statements as shall be reasonably necessary to create, preserve, protect or perfect the Collateral Agent’s security interest in such Intellectual Property Collateral. Further, each Pledgor authorizes the Collateral Agent to modify this Agreement by amending Schedules 12(a) and 12(b) to the Perfection Certificate to include any Intellectual Property Collateral of such Pledgor acquired or arising after the date hereof.

SECTION 6.4 Litigation. Unless there shall occur and be continuing any Event of Default, each Pledgor shall have the right to commence and prosecute in its own name, as the party in interest, for its own benefit and at the sole cost and expense of the Pledgors, such applications for protection of the Intellectual Property Collateral and suits, proceedings or other actions to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value or other damage as are necessary to protect the Intellectual Property Collateral. Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent shall have the right but shall in no way be obligated to file applications for protection of the Intellectual Property Collateral and/or bring suit in the name of any Pledgor, the Collateral Agent or the Secured Parties to enforce the Intellectual Property Collateral and any license thereunder. In the event of such suit, each Pledgor shall, at the reasonable request of the Collateral Agent, do any and all lawful acts and execute any and all documents requested by the Collateral Agent in aid of such enforcement and the Pledgors shall promptly reimburse and indemnify the Collateral Agent for all costs and expenses incurred by the Collateral Agent in the exercise of its rights under this Section 6.4 in accordance with Section 7.07 of the Indenture. In the event that the Collateral Agent shall elect not to bring suit to enforce the Intellectual Property Collateral, each Pledgor agrees, at the reasonable request of the Collateral Agent, to take all commercially reasonable actions necessary, whether by suit, proceeding or other action, to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value of or other damage to any of the Intellectual Property Collateral by any person.

ARTICLE VII

CERTAIN PROVISIONS CONCERNING RECEIVABLES

SECTION 7.1 Maintenance of Records. Each Pledgor shall keep and maintain at its own cost and expense complete records of each Receivable, in a manner consistent with prudent business practice, including records of all payments received, all credits granted thereon, all merchandise returned and all other documentation relating thereto. Each Pledgor shall, at such Pledgor’s sole cost and expense, upon the Collateral Agent’s demand made at any time after the occurrence and during the continuance of any Event of Default, deliver all tangible evidence of Receivables, including all documents evidencing Receivables and any books and records relating thereto to the Collateral Agent or to its representatives (copies of which evidence and books and records may be retained by such Pledgor). Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent may transfer a full and complete copy of any Pledgor’s books, records, credit information, reports, memoranda and all other writings relating to the Receivables to and for the use by any person that has acquired or is contemplating acquisition of an interest in the Receivables or the Collateral Agent’s security interest therein without the consent of any Pledgor.

SECTION 7.2 Legend. After the occurrence and during the continuance of an Event of Default, and upon the request of the Collateral Agent, each Pledgor shall legend, in form and manner reasonably satisfactory to the Collateral Agent, the Receivables and the other books, records and documents of such Pledgor evidencing or pertaining to the Receivables with an appropriate reference to the fact that the Receivables have been assigned to the Collateral Agent for the benefit of the Secured Parties and that the Collateral Agent has a security interest therein.

SECTION 7.3 Modification of Terms, etc. No Pledgor shall rescind or cancel any obligations evidenced by any Receivable or modify any term thereof or make any adjustment with respect thereto except in the ordinary course of business consistent with prudent business practice, or extend or renew any such obligations except in the ordinary course of business consistent with prudent business practice or compromise or settle any dispute, claim, suit or legal proceeding relating thereto or sell any Receivable or interest therein except in the ordinary course of business consistent with prudent business practice without the prior written consent of the Collateral Agent. Each Pledgor shall timely fulfill all obligations on its part to be fulfilled under or in connection with the Receivables.

SECTION 7.4 Collection. Each Pledgor shall cause to be collected from the Account Debtor of each of the Receivables, as and when due in the ordinary course of business and consistent with prudent business practice (including Receivables that are delinquent, such Receivables to be collected in accordance with generally accepted commercial collection procedures), any and all amounts owing under or on account of such Receivable, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Receivable, except that any Pledgor may, with respect to a Receivable, allow in the ordinary course of business (i) a refund or credit due as a result of returned or damaged or defective merchandise and (ii) such extensions of time to pay amounts due in respect of Receivables and such other modifications of payment terms or settlements in respect of Receivables as shall be commercially reasonable in the circumstances, all in accordance with such Pledgor’s ordinary course of business consistent with its collection practices as in effect from time to time. The costs and out-of-pocket expenses (including reasonable attorneys’ fees) of collection, in any case, whether incurred by any Pledgor, the Collateral Agent or any Secured Party, shall be paid by the Pledgors.

ARTICLE VIII

TRANSFERS

SECTION 8.1 Transfers of Pledged Collateral or Mortgaged Property. No Pledgor shall sell, convey, assign or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral pledged by it hereunder except as expressly permitted by the Secured Agreements.

ARTICLE IX

REMEDIES

SECTION 9.1 Remedies.

(a) Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent may from time to time exercise in respect of the Pledged Collateral, in addition to the other rights and remedies provided for herein or otherwise available to it, the following remedies, in each case subject to the terms of the Intercreditor Agreement, it being understood that all remedies in this Agreement are subject to the Intercreditor Agreement:

(i) Personally, or by agents or attorneys, immediately take possession of the Pledged Collateral or any part thereof, from any Pledgor or any other person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon any Pledgor’s premises where any of the Pledged Collateral is located, remove such Pledged Collateral, remain present at such premises to receive copies of all communications and remittances relating to the Pledged Collateral and use in connection with such removal and possession any and all services, supplies, aids and other facilities of any Pledgor;

(ii) Demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Pledged Collateral including instructing the obligor or obligors on any agreement, instrument or other obligation constituting part of the Pledged Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Collateral Agent, and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications with respect thereto; provided, however, that in the event that any such payments are made directly to any Pledgor, prior to receipt by any such obligor of such instruction, such Pledgor shall segregate all amounts received pursuant thereto in trust for the benefit of the Collateral Agent and shall promptly (but in no event later than one (1) Business Day after receipt thereof) pay such amounts to the Collateral Agent;

(iii) Sell, assign, grant a license to use or otherwise liquidate, or direct any Pledgor to sell, assign, grant a license to use or otherwise liquidate, any and all investments made in whole or in part with the Pledged Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment, license or liquidation;

(iv) Take possession of the Pledged Collateral or any part thereof, by directing any Pledgor in writing to deliver the same to the Collateral Agent at any place or places so designated by the Collateral Agent, in which event such Pledgor shall at its own expense: (A) forthwith cause the same to be moved to the place or places designated by the Collateral Agent and therewith delivered to the Collateral Agent, (B) store and keep any Pledged Collateral so delivered to the Collateral Agent at such place or places pending further action by the Collateral Agent and (C) while the Pledged Collateral shall be so stored and kept, provide such security and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition. Each Pledgor’s obligation to deliver the Pledged Collateral as contemplated in this Section 9.1(iv) is of the essence hereof. Upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by any Pledgor of such obligation;

(v) Withdraw all moneys, instruments, securities and other property in any bank, financial securities, deposit or other account of any Pledgor constituting Pledged Collateral for application to the Secured Obligations as provided in Article X hereof;

(vi) Retain and apply the Distributions to the Secured Obligations as provided in Article X hereof;

(vii) Exercise any and all rights as beneficial and legal owner of the Pledged Collateral, including perfecting assignment of and exercising any and all voting, consensual and other rights and powers with respect to any Pledged Collateral;

(viii) Appoint by instrument in writing one or more Receivers of any Pledgor or any or all of the Pledged Collateral of such Pledgor with such rights, powers and authority (including any or all of the rights, powers and authority of the Collateral Agent under this Agreement) as may be provided for in the instrument of appointment or any supplemental instrument, and remove and replace any such Receiver from time to time. To the extent permitted by applicable law, any Receiver appointed by the Collateral Agent will (for purposes relating to responsibility for the Receiver’s acts or omissions) be considered to be the agent of such Pledgor and not of the Collateral Agent or any of the other Secured Parties;

(ix) Obtain from any court of competent jurisdiction an order for the appointment of a Receiver of any Pledgor or of any or all of the Pledged Collateral of such Pledgor; and

(x) (a) Exercise all the rights and remedies of a secured party on default under the PPSA and any other applicable statute, or otherwise available to the Collateral Agent by contract, at law or in equity, and the Collateral Agent may also in its sole discretion without notice except as specified in Section 9.2 hereof, sell, assign or grant a license to use the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable. The Collateral Agent or any other Secured Party or any of their respective Affiliates may be the purchaser, licensee, assignee or recipient of the Pledged Collateral or any part thereof at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Pledged Collateral sold, assigned or licensed at such sale, to use and apply any of the Secured Obligations owed to such person as a credit on account of the purchase price of the Pledged Collateral or any part thereof payable by such person at such sale. Each purchaser, assignee, licensee or recipient at any such sale shall acquire the property sold, assigned or licensed absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives, to the fullest extent permitted by law, all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Agent shall not be obligated to make any sale of the Pledged Collateral or any part thereof regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Pledgor hereby waives, to the fullest extent permitted by law, any claims against the Collateral Agent arising by reason of the fact that the price at which the Pledged Collateral or any part thereof may have been sold, assigned or licensed at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Pledged Collateral to more than one offeree.

(b) Except as provided in the succeeding sentence, if an Event of Default has occurred and is continuing, the Collateral Agent will only be permitted, subject to applicable law, to exercise remedies and sell the Pledged Collateral under this Agreement at the direction of the holders of a majority in the aggregate principal amount of the outstanding Obligations and Permitted Additional Pari Passu Obligations. The Collateral Agent shall be authorized to take, but shall not be required to take, and shall in no event have any liability for the taking, any delay in taking or the failure to take, such actions with regard to a Default or an Event of Default which the Collateral Agent, in good faith, believes to be reasonably required to promote and protect the interests of the Secured Parties and to preserve the value of the Pledged Collateral and shall give the Secured Parties appropriate notice of such action. Any action taken or not taken without the vote of any Secured Party or Secured Party under this Section 9.1(b) shall nevertheless be binding on such Secured Party or Secured Parties.

SECTION 9.2 Notice of Sale. Each Pledgor acknowledges and agrees that, to the extent notice of sale or other disposition of the Pledged Collateral or any part thereof shall be required by law, ten (10) days’ prior notice to such Pledgor of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters. No notification need be given to any Pledgor if it has signed, after the occurrence of an Event of Default, a statement renouncing or modifying any right to notification of sale or other intended disposition.

SECTION 9.3 Waiver of Notice and Claims. Each Pledgor hereby waives, to the fullest extent permitted by applicable law, notice or judicial hearing in connection with the Collateral Agent’s taking possession or the Collateral Agent’s disposition of the Pledged Collateral or any part thereof, including any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which such Pledgor would otherwise have under law, and each Pledgor hereby further waives, to the fullest extent permitted by applicable law: (i) all damages occasioned by such taking of possession, (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent’s rights hereunder and (iii) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable law. The Collateral Agent shall not be liable for any incorrect or improper payment made pursuant to this Article IX in the absence of gross negligence or willful misconduct on the part of the Collateral Agent. Any sale of, or the grant of options to purchase, or any other realization upon, any Pledged Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the applicable Pledgor therein and thereto, and shall be a perpetual bar both at law and in equity against such Pledgor and against any and all persons claiming or attempting to claim the Pledged Collateral so sold, optioned or realized upon, or any part thereof, from, through or under such Pledgor.

SECTION 9.4 Certain Sales of Pledged Collateral.

(a) Each Pledgor recognizes that, by reason of certain prohibitions contained in law, rules, regulations or orders of any Governmental Authority, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Pledged Collateral, to limit purchasers to those who meet the requirements of such Governmental Authority. Each Pledgor acknowledges that any such sales may be at prices and on terms less favourable to the Collateral Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall be deemed to have been made in a commercially reasonable manner and that, except as may be required by applicable law, the Collateral Agent shall have no obligation to engage in public sales.

(b) Each Pledgor recognizes that, by reason of certain restrictions or prohibitions contained in applicable laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Securities Collateral and Investment Property, to limit purchasers to persons who will agree, among other things, to acquire such Securities Collateral or Investment Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges that any such private sales may be at prices and on terms less favourable to the Collateral Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Securities Collateral or Investment Property for the period of time necessary to comply with such restrictions or prohibitions.

(c) If the Collateral Agent determines to exercise its right to sell any or all of the Securities Collateral or Investment Property, upon written request, the applicable Pledgor shall from time to time furnish to the Collateral Agent all such information as the Collateral Agent may reasonably request in order to determine the number of securities included in the Securities Collateral or Investment Property which may be sold by the Collateral Agent as exempt transactions under any laws governing securities and the rules and regulations of any applicable securities regulatory authority thereunder, as the same are from time to time in effect.

(d) Each Pledgor further agrees that a breach of any of the covenants contained in this Section 9.4 will cause irreparable injury to the Collateral Agent and the other Secured Parties, that the Collateral Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 9.4 shall be specifically enforceable against such Pledgor, and such Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing.

SECTION 9.5 No Waiver; Cumulative Remedies.

(a) No failure on the part of the Collateral Agent to exercise, no course of dealing with respect to, and no delay on the part of the Collateral Agent in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, privilege or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy; nor shall the Collateral Agent be required to look first to, enforce or exhaust any other security, collateral or guaranties. All rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies provided by law or otherwise available.

(b) In the event that the Collateral Agent shall have instituted any proceeding to enforce any right, power, privilege or remedy under this Agreement or any other Security Document by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case, the Pledgors, the Collateral Agent and each other Secured Party shall be restored to their respective former positions and rights hereunder with respect to the Pledged Collateral, and all rights, remedies, privileges and powers of the Collateral Agent and the other Secured Parties shall continue as if no such proceeding had been instituted.

SECTION 9.6 Certain Additional Actions Regarding Intellectual Property. If any Event of Default shall have occurred and be continuing, upon the written demand of the Collateral Agent, each Pledgor shall execute and deliver to the Collateral Agent an assignment or assignments of the registered Patents, Trademarks and/or Copyrights and Goodwill and such other documents as are necessary or appropriate to carry out the intent and purposes hereof. Within five (5) Business Days of written notice thereafter from the Collateral Agent, each Pledgor shall make available to the Collateral Agent, to the extent within such Pledgor’s power and authority, such personnel in such Pledgor’s employ on the date of the Event of Default as the Collateral Agent may reasonably designate to permit such Pledgor to continue, directly or indirectly, to produce, advertise and sell the products and services sold by such Pledgor under the registered Patents, Trademarks and/or Copyrights, and such persons shall be available to perform their prior functions on the Collateral Agent’s behalf.

ARTICLE X

PROCEEDS OF CASUALTY EVENTS AND COLLATERAL DISPOSITIONS;

APPLICATION OF PROCEEDS

SECTION 10.1 Application of Proceeds.

(a) Subject to the terms of the Intercreditor Agreement, the proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Pledged Collateral or Mortgaged Property pursuant to the exercise by the Collateral Agent of its remedies or the proceeds received by the Collateral Agent in respect of any Casualty Event (as defined in the Mortgages) shall be applied, together with any other sums then held by the Collateral Agent pursuant to this Agreement, as follows:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses, taxes and other amounts (including fees, charges and disbursements of counsel to the Collateral Agent) payable to the Collateral Agent in its capacity as such;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and all other amounts payable to the Secured Parties (without priority of any one over any other) pro rata to the Secured Parties in proportion to the unpaid amounts of Secured Obligations with such proceeds applied (i) as among the Notes Secured Parties, as set forth in the Indenture and (ii) as among the Permitted Additional Secured Parties, as set forth in the applicable Permitted Additional Pari Passu Debt Documents; and

Last, the balance, if any, after all of the Secured Obligations have been paid in full, to the Issuers or as otherwise required by Law.

(b) In making the determination and allocations required by this Section 10.1, the Collateral Agent may conclusively rely upon information supplied by (i) the Trustee as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the Notes Obligations and (ii) the applicable Authorized Representative as to the amounts of unpaid principal and interest and other amounts outstanding with respect to such Permitted Additional Pari Passu Obligations and the Collateral Agent shall have no liability to any of the Secured Parties for actions taken in reliance on such information; provided that nothing in this sentence shall prevent any Pledgor from contesting any amounts claimed by any Secured Party in any information so supplied. All distributions made by the Collateral Agent pursuant to this

Section 10.1 shall be (subject to any decree of any court of competent jurisdiction) final (absent manifest error), and the Collateral Agent shall have no duty to inquire as to the application by the Trustee, or an Authorized Representative of any amounts distributed to such Person.

(c) If, despite the provisions of this Agreement, any Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the Secured Obligations to which it is then entitled in accordance with this Agreement, such Secured Party shall hold such payment or other recovery in trust for the benefit of all Secured Parties hereunder for distribution in accordance with this Section 10.1.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1 Concerning Collateral Agent.

By way of supplement to Section 10.06 of the Indenture, it is agreed as follows:

(a) The Collateral Agent has been appointed as collateral agent pursuant to the Indenture and the U.S. Security Agreement. The actions of the Collateral Agent hereunder are subject to the provisions of the U.S. Security Agreement. The Collateral Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including the release or substitution of the Pledged Collateral or Mortgaged Property), in accordance with the Secured Agreements and the Intercreditor Agreement. The Collateral Agent may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Collateral Agent may resign and a successor Collateral Agent may be appointed in the manner provided in Section 10.06(g) of the Indenture. Upon the acceptance of any appointment as the Collateral Agent by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under the Secured Agreements, and the retiring Collateral Agent shall thereupon be discharged from its duties and obligations under the Secured Agreements. After any retiring Collateral Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under the Secured Agreements while it was the Collateral Agent.

(b) The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equivalent to that which the Collateral Agent, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that neither the Collateral Agent nor any of the Secured Parties shall have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Securities Collateral, whether or not the Collateral Agent or any other Secured Party has or is deemed to have knowledge of such matters or (ii) taking any necessary steps to preserve rights against any person with respect to any Pledged Collateral.

(c) The Collateral Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person, and, with respect to all matters pertaining to this Agreement and its duties hereunder, upon advice of counsel selected by it (who may be counsel to one or more Pledgors). The Collateral Agent shall not be deemed to have actual, constructive, direct or indirect knowledge or notice of the occurrence of any Default or Event of Default unless and until the Collateral Agent has received written notice from a Secured Party, an Authorized Representative or the Issuers referring to the applicable Secured Agreement, describing such Default or Event of Default and stating that it is a “notice of default” or a “notice of event of default”, setting forth in reasonable detail the facts and circumstances thereof and stating that the Collateral Agent may rely on such notice without further inquiry. The Collateral Agent shall have no obligation or duty prior to or after receiving any such notice to inquire whether a Default or Event of Default has in fact occurred and shall be entitled to conclusively rely, and shall be fully protected in so relying, on any such notice furnished to it.

(d) If any item of Pledged Collateral also constitutes collateral granted to the Collateral Agent under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, the Collateral Agent, in its sole discretion, shall select which provision or provisions shall control.

(e) The Collateral Agent may rely on advice of counsel as to whether any or all PPSA financing statements of the Pledgors need to be amended as a result of any of the changes described in Section 4.5 hereof. If any Pledgor fails to provide information to the Collateral Agent about such changes on a timely basis, the Collateral Agent shall not be liable or responsible to any party for any failure to maintain a perfected security interest in such Pledgor’s property constituting Pledged Collateral, for which the Collateral Agent needed to have information relating to such changes. The Collateral Agent shall have no duty to inquire about such changes if any Pledgor does not inform the Collateral Agent of such changes, the parties acknowledging and agreeing that it would not be feasible or practical for the Collateral Agent to search for information on such changes if such information is not provided by any Pledgor.

(f) It is agreed that the provisions of Section 10.06 of the Indenture apply to this Agreement.

SECTION 11.2 Collateral Agent May Perform; Collateral Agent Appointed Attorney-in-Fact. If any Pledgor shall fail to perform any covenants contained in the Secured Agreements (including such Pledgor’s covenants to (i) pay the premiums in respect of all required insurance policies hereunder, (ii) pay and discharge any taxes, assessments and special assessments, levies, fees and governmental charges imposed upon or assessed against, and landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborers’, materialmen’s, suppliers’

and warehousemen’s Liens and other claims arising by operation of law against, all or any portion of the Pledged Collateral, (iii) make repairs, (iv) discharge Liens or (v) pay or perform any obligations of such Pledgor under any Pledged Collateral) or if any representation or warranty on the part of any Pledgor contained herein shall be breached, the Collateral Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, however, that the Collateral Agent shall in no event be bound to inquire into the validity of any tax, Lien, imposition or other obligation which such Pledgor fails to pay or perform as and when required hereby and which such Pledgor does not contest in accordance with the provisions of the Secured Agreements. Any and all amounts so expended by the Collateral Agent shall be paid by the Pledgors in accordance with the provisions of Section 7.07 of the Indenture. Neither the provisions of this Section 11.2 nor any action taken by the Collateral Agent pursuant to the provisions of this Section 11.2 shall prevent any such failure to observe any covenant contained in this Agreement nor any breach of representation or warranty from constituting an Event of Default. Each Pledgor hereby appoints the Collateral Agent its attorney-in-fact, with full power and authority in the place and stead of such Pledgor and in the name of such Pledgor, or otherwise, from time to time, upon the occurrence and during the continuance of an Event of Default, in the Collateral Agent’s discretion to take any action and to execute any instrument consistent with the terms of the Secured Agreements and the Security Documents which the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof (but the Collateral Agent shall not be obligated to and shall have no liability to such Pledgor or any third party for failure to so do or take action). The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. Each Pledgor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

SECTION 11.3 Continuing Security Interest; Assignment. This Agreement shall create a continuing security interest in the Pledged Collateral and shall (i) be binding upon the Pledgors, their respective successors and assigns and (ii) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and the other Secured Parties and each of their respective successors, transferees and assigns. No other persons (including any other creditor of any Pledgor) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (ii), any Secured Party may assign or otherwise transfer any indebtedness held by it secured by this Agreement to any other person, and such other person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party, herein or otherwise, subject however, to the provisions of the applicable Secured Agreement. Each of the Pledgors agrees that its obligations hereunder and the security interest created hereunder shall continue to be effective or be reinstated, as applicable, if at any time payment, or any part thereof, of all or any part of the Secured Obligations is rescinded or must otherwise be restored by the Secured Party upon the bankruptcy or reorganization of any Pledgor or otherwise.

SECTION 11.4 Termination; Release.

(a) When all the Obligations and Permitted Additional Pari Passu Obligations (other than contingent indemnification Secured Obligations as to which no claim has been asserted) have been paid in full and no commitments remain under Permitted Additional Pari

Passu Documents, this Agreement shall terminate. Upon termination of this Agreement, the Pledged Collateral shall be released from the Lien of this Agreement.

(b) The Liens securing the Notes Obligations, will, automatically and without the need for any further action by any Person be released, in whole or in part, as provided in Section 10.03 of the Indenture.

(c) The Liens securing the Permitted Additional Pari Passu Obligations of any series will be released, in whole or in part, as provided in the Permitted Additional Pari Passu Debt Documents governing such obligations.

SECTION 11.5 Modification in Writing. Except as permitted by Section 9.01 of the Indenture, no amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by any Pledgor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Indenture and unless in writing and signed by the Collateral Agent with the written consent of the Controlling Secured Parties. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by any Pledgor from the terms of any provision hereof in each case shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement or any other document evidencing the Secured Obligations, no notice to or demand on any Pledgor in any case shall entitle any Pledgor to any other or further notice or demand in similar or other circumstances.

SECTION 11.6 Notices. Any notice or communication by any Pledgor or any Secured Party to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the others address:

If to any Pledgor:

c/o Norcraft Companies, L.P.

3020 Denmark Avenue

Suite 100

Eagan, MN 55121

Facsimile: (651) 234-3398

Attention: Chief Financial Officer

With a copy to:

Ropes & Gray LLP

One International Place

Boston, MA 02110

Facsimile: (617) 951-7050

Attention: Byung Choi, Esq.

If to the Collateral Agent or Trustee:

U.S. Bank National Association

60 Livingston Avenue

St. Paul, MN 55107

Facsimile: (651) 495-8097

Attention: Corporate Trust Administration/Norcraft Administrator

If to any Authorized Representative, at its address specified in Permitted Additional Secured Party Joinder.

Any Pledgor or Secured Party, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to a Secured Party) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier promising next Business Day delivery.

Any notice or communication to a Secured Party shall be sent electronically or mailed by first class mail or by overnight air courier promising next Business Day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so sent to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to send a notice or communication to a Secured Party or any defect in it shall not affect its sufficiency with respect to other Secured Parties.

If a notice or communication is mailed or delivered in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it, except in the case of notices or communications given to the Collateral Agent, which shall be effective only upon actual receipt.

If a Pledgor mails or delivers a notice or communication to the holders of the Notes or holders of the Permitted Additional Pari Passu Obligations, it shall mail or deliver a copy to the Trustee and the Collateral Agent at the same time.

SECTION 11.7 Governing Law, Consent to Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Without prejudice to the ability of the Collateral Agent to enforce this Agreement in any other proper jurisdiction, each Pledgor irrevocably submits and attorns to the non-exclusive jurisdiction of the courts of such Province. To the extent permitted by applicable law, each Pledgor irrevocably waives any objection (including any claim of inconvenient forum) that it may now or hereafter have to the venue of any legal proceeding arising out of or relating to this Agreement in the courts of such Province.

SECTION 11.8 Severability of Provisions. Any provision hereof which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction.

SECTION 11.9 Execution in Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.

SECTION 11.10 Business Days. In the event any time period or any date provided in this Agreement ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day.

SECTION 11.11 No Credit for Payment of Taxes or Imposition. Such Pledgor shall not be entitled to any credit against the principal, premium, if any, or interest payable under the Secured Agreements, and such Pledgor shall not be entitled to any credit against any other sums which may become payable under the terms thereof or hereof, by reason of the payment of any Tax on the Pledged Collateral or Mortgaged Property or any part thereof.

SECTION 11.12 No Claims Against Collateral Agent. Nothing contained in this Agreement shall constitute any consent or request by the Collateral Agent, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Pledged Collateral or Mortgaged Property or any part thereof, nor as giving any Pledgor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Collateral Agent in respect thereof or any claim that any Lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the Lien hereof.

SECTION 11.13 No Release. Nothing set forth in this Agreement or any other Security Document, nor the exercise by the Collateral Agent of any of the rights or remedies hereunder, shall relieve any Pledgor from the performance of any term, covenant, condition or agreement on such Pledgor’s part to be performed or observed under or in respect of any of the Pledged Collateral or from any liability to any person under or in respect of any of the Pledged Collateral or shall impose any obligation on the Collateral Agent or any other Secured Party to perform or observe any such term, covenant, condition or agreement on such Pledgor’s part to be so performed or observed or shall impose any liability on the Collateral Agent or any other Secured Party for any act or omission on the part of such Pledgor relating thereto or for any breach of any representation or warranty on the part of such Pledgor contained in this Agreement, the Secured Agreements or the other Security Documents, or under or in respect of the Pledged Collateral or made in connection herewith or therewith. Anything herein to the contrary notwithstanding, neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any contracts, agreements and other documents included in the Pledged Collateral by reason of this Agreement, nor shall the Collateral Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Pledgor thereunder or to take any action to collect or enforce any such contract, agreement or other document included in the Pledged Collateral hereunder. The obligations of each Pledgor contained in this Section 11.13 shall survive the termination hereof and the discharge of such Pledgor’s other obligations under this Agreement, the Secured Agreements and the other Security Documents.

SECTION 11.14 Obligations Absolute. All obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of:

(i) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any other Pledgor;

(ii) any lack of validity or enforceability of the Secured Agreements or any Security Document, or any other agreement or instrument relating thereto;

(iii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Secured Agreements or any other agreement or instrument relating thereto;

(iv) any pledge, exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;

(v) any exercise, non-exercise or waiver of any right, remedy, power or privilege under or in respect hereof, the Secured Agreements or any Security Document except as specifically set forth in a waiver granted pursuant to the provisions of Section 11.5 hereof; or

(vi) any other circumstances which might otherwise constitute a defense available to, or a discharge of, any Pledgor.

ARTICLE XII

ADDITIONAL SECURED OBLIGATIONS

SECTION 12.1 Permitted Additional Pari Passu Obligations. On or after the date hereof, the Issuers may from time to time designate additional Indebtedness of the Issuers or any Guarantor permitted to be incurred under the Indenture and to be secured by a Lien on the Pledged Collateral or Mortgaged Property permitted by the Indenture as additional Secured Obligations hereunder (the “Permitted Additional Pari Passu Obligations”) by delivering to the Collateral Agent and each Authorized Representative (a) a certificate signed by a Responsible Officer of the Issuers (i) identifying the obligations so designated and the aggregate principal amount or face amount thereof, stating that such obligations are designated as Permitted Additional Pari Passu Obligations for purposes hereof, (ii) representing that such designation of such obligations as Permitted Additional Pari Passu Obligations complies with the terms of each of the Secured Agreements and (iii) specifying the name and address of the Authorized Representative for such obligations, (b) a fully executed Permitted Additional Secured Party Joinder (in the form attached as Exhibit 11); and (c) an Opinion of Counsel to the effect that the designation of such obligations as “Permitted Additional Pari Passu Obligations” is in compliance with the terms of the Indenture. Each Authorized Representative agrees that upon the satisfaction of all conditions set forth in the preceding sentence, the Collateral Agent shall act as agent under and subject to the terms of this Agreement for the benefit of all Secured Parties, including without limitation, any Secured Parties that hold any such Permitted Additional Pari Passu Obligations, and each Authorized Representative agrees to the appointment, and acceptance of the appointment, of the Collateral Agent as agent for the holders of such Permitted Additional Pari Passu Obligations as set forth in each Permitted Additional Secured Party Joinder and agrees, on behalf of itself and each Permitted Additional Secured Party it represents, to be bound by this Agreement.

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IN WITNESS WHEREOF, each Pledgor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

NORCRAFT CANADA CORPORATION,
as Pledgor

By:	/s/ Leigh Ginter
Name: Leigh Ginter
Title: Vice President and Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Richard Prokosch
Name: Richard Prokosch
Title: Vice President

Acknowledged and Agreed to:

U.S. BANK NATIONAL ASSOCIATION as Trustee

By:	/s/ Richard Prokosch
Name: Richard Prokosch
Title: Vice President